Exhibit 24(a)



                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference into the Company's previously filed Registration Statements on Form S-8 for the Anuhco, Inc. 1992 Incentive Stock Plan, File No. 33-51494, the American Carriers, Inc. 1983 Incentive Stock Option Plan, File No. 2-86915, and the Stock Option Agreement by and between Anuhco, Inc. and C. Ted McCarter, effective May 31, 1995, File No. 33-62553, of our report dated February 18, 1997 on our audit of the consolidated financial statements and financial statement schedule of Anuhco, Inc. as of December 31, 1996 and for the two years then ended, which report is incorporated by reference in this Amendment No. 3 to Annual Report on Form 10-K/A-3.




                                    /s/ Coopers & Lybrand L.L.P.

                                    COOPERS & LYBRAND L.L.P.




Kansas City, Missouri

May 5, 1997